UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2017

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	(File Number)	Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

Effective on January 12, 2017, Document Security Systems, Inc. (“Company”) appointed Mr. Heng Fai Ambrose Chan as a member of the Company’s Board of Directors (the “Board”), to fill one of the Board’s available vacancies. Mr. Chan is a citizen and resident of the Republic of Singapore, and qualifies as an independent director. He will serve as a director of the Company until the Company’s next annual meeting of stockholders. It is anticipated that he may also serve on either the Board’s Compensation and Management Resources Committee or its Nominating and Corporate Governance Committee at some point during his term as a director of the Company.

Mr. Chan’s expertise lies in the areas of entrepreneurship and business restructuring. For the past 40 years, he has participated in the restructuring of dozens of corporations in various industries and countries. Mr. Chan currently serves as the Chief Executive Officer of Singapore eDevelopment Limited, a publicly traded company which trades on the Singapore Stock Exchange. The Company believes that Mr. Chan’s international business contacts and experience will be valuable in expanding the Company’s marketing and sales efforts abroad.

A copy of the press release announcing the appointment of Mr. Chan is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Document Security Systems, Inc. press release dated January 17, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: January 17, 2017	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer